Exhibit 5.1

[Willkie Farr & Gallagher LLP Letterhead]

December 7, 2017

CURO Group Holdings Corp.

3527 North Ridge Road

Wichita, Kansas 67205

Re:	CURO Group Holdings Corp. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to CURO Group Holdings Corp., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of an aggregate of 9,477,480 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), including (i) 1,977,480 shares of Common Stock reserved for issuance upon the exercise of options issued pursuant to the CURO Group Holdings Corp. (f/.k/a Speedy Cash Holdings Corp.) 2010 Equity Incentive Plan (the “2010 Plan”), (ii) 5,000,000 shares of Common Stock reserved for issuance pursuant to the Company’s 2017 Incentive Plan (the “2017 Plan”) and (iii) 2,500,000 shares of Common Stock reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”) (collectively with the 2010 Plan and the 2017 Plan, the “Plans”). All shares of Common Stock registered under the Registration Statement are herein called the “Shares.”

We have examined the 2010 Plan, 2017 Plan and ESPP Plan document, all relevant resolutions adopted by the Company’s Board of Directors and such other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iii) the capacity of natural persons.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when issued, sold and paid for and delivered pursuant to the terms of each Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, General Corporation Law of the State of Delaware and the federal laws of the United States of America and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof. Insofar as provisions of any of the documents referenced in this opinion letter for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP